EXHIBIT 3.2

                              ARTICLES OF AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF
                              DIAMOND RACING, INC.
                              --------------------

Pursuant to the provisions of section 607.1006, Florida Statutes, this Florida profit corporation adopts the following articles of amendment to its articles of incorporation:

Article I.     The name under which the Corporation was formed is:
                              DIAMOND RACING, INC.
                              --------------------

Article II. The Articles of Incorporation of the Corporation were filed on May 13, 1992 by the Secretary of the State of Florida. (Document number: V36694; FAX Audit number: H92000002716).

Article III. Article 10 - RESTRICTION ON THE TRANSFER OF STOCK is hereby deleted in its entirety. Articles 1 and 5 are hereby deleted in their entirety, and respectively replaced with the following:

     Article 1.     The name of this corporation is:
                            DIAMOND POWERSPORTS, INC.
                            -------------------------

     Article 5. The corporation is authorized to issue One-Hundred and Five Million (105,000,000) shares of Capital Stock as follows:

     5.1     Preferred Stock.     Five Million (5,000,000) shares of no par
value Preferred Stock upon such terms and conditions as the Board of Directors may determine at the time of issuance, without further action of the shareholders being required. Such preferred shares may or may not be: issued in series, convertible into shares of common stock, redeemable by the Company, and entitled to cumulative dividends. Other terms and conditions may be imposed at the time of issuance.

     5.2     Common Stock.     One-Hundred Million (100,000,000) shares of
Common Stock having the par value of $0.001 per share. The holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding Preferred Stock. The holders of Common Stock have no preemptive, subscription, redemption, or conversion rights.

Article IV. The first Amendment to the Articles of Incorporation shall take effect immediately on its adoption by the undersigned, being the sole stockholder and director of the corporation.

IN WITNESS WHEREOF, the undersigned under the penalties of perjury has executed this Amendment to the Articles of Incorporation this 1stday of August, 1999.




     ___________________________________________
     Pierre Elliott, President, Sole Stockholder, and
Director